Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Paul Surdez (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2016 SECOND QUARTER RESULTS
AND RAISES 2016 GUIDANCE

•	Q2 Net revenue of $2.4 billion, up 7% over last year

•	Q2 Diluted EPS of $1.91; Q2 Adjusted EPS of $2.31, up 11% over last year

•	2016 Adjusted EPS guidance raised to $8.60 - $8.95, up 9% to 13% over 2015

Burlington, NC, July 27, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended June 30, 2016.

“Continued strong revenue growth and double-digit adjusted EPS growth demonstrate the soundness of our strategy,” said David P. King, chairman and chief executive officer. “Our results reflect our customers’ growing enthusiasm for our differentiated offering as we improve health and improve lives around the globe by delivering world class diagnostics, bringing innovative medicines to patients faster and changing the way care is provided.”

Consolidated Results

Second Quarter Results
Net revenue for the quarter was $2.38 billion, an increase of 7.4% over last year’s $2.22 billion.  The increase in net revenue was primarily due to solid organic growth in both segments and tuck-in acquisitions, partially offset by the negative impact of foreign currency translation. Organic revenue growth in the quarter, excluding currency, was 6.4%.

Operating income for the quarter was $366.9 million, compared to $323.3 million in the second quarter of 2015. The Company recorded restructuring charges and special items of $14.5 million in the quarter, compared to $23.1 million during the same period in 2015. Adjusted operating income (excluding amortization of $45.3 million, restructuring and special items) for the quarter was $426.7 million, or 17.9% of net revenue, compared to $391.0 million, or 17.6%, in the second quarter of 2015. The increase in adjusted operating income and margin was primarily due to strong revenue growth, partially offset by personnel costs.

Net earnings in the quarter were $198.2 million, or $1.91 per diluted share, compared to $169.8 million, or $1.66 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $2.31 in the quarter, an increase of 10.5% compared to $2.09 in the second quarter of 2015.

Operating cash flow for the quarter was $343.6 million, compared to $396.7 million last year. The decrease in operating cash flow was primarily due to greater working capital requirements, partially offset by increased earnings. Capital expenditures totaled $67.0 million, compared to $69.1 million in the second quarter of 2015. As a result, free cash flow (operating cash flow less capital expenditures) was $276.6 million, compared to $327.6 million in the second quarter of 2015.

At the end of the quarter, the Company’s cash balance and total debt were $639.6 million and $6.1 billion, respectively. During the quarter, the Company invested $50.8 million in tuck-in acquisitions and paid down $338.7 million of debt.

Year-To-Date Results
The following year-to-date consolidated results of the Company include Covance as of February 19,
2015; prior to February 19, 2015, these consolidated results exclude Covance.

Net revenue was $4.68 billion, an increase of 17.2% over last year’s $3.99 billion. The increase was primarily due to the inclusion of Covance’s financial results for the entire first half of the year as well as solid organic growth in both segments and tuck-in acquisitions.

Operating income was $668.8 million, compared to $455.7 million in the first half of 2015. The Company recorded restructuring charges and special items of $43.8 million in the first half of the year, compared to $161.8 million during the same period in 2015. Adjusted operating income (excluding amortization of $89.6 million, restructuring and special items) was $802.2 million, or 17.2% of net revenue, compared to $693.2 million, or 17.4%, in the first half of 2015. The increase in adjusted operating income was primarily due to strong revenue growth, partially offset by personnel costs. The decline in margin was due to the mix impact from the inclusion of Covance’s financial results for the entire first half of the year.

Net earnings in the first half of 2016 were $358.4 million, or $3.46 per diluted share, compared to $172.9 million, or $1.76 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $4.33, compared to $3.85 in the first half of 2015.

Operating cash flow was $466.6 million, compared to $309.8 million in the first half of 2015. The Company’s operating cash flow was negatively impacted by $153.5 million last year due to non-recurring items relating to the acquisition of Covance. Excluding these items, operating cash flow was $463.3 million last year. Capital expenditures totaled $138.4 million, compared to $102.9 million in the first half of 2015. As a result, free cash flow (operating cash flow less capital expenditures) was $328.2 million, compared to $206.9 million in the first half of 2015. Excluding non-recurring items, free cash flow was $360.4 million last year.

***

The following segment results exclude amortization, restructuring, special items and unallocated corporate expenses. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.66 billion, an increase of 5.4% over last year’s $1.58 billion. The increase in net revenue was the result of organic volume growth (measured by requisitions), price, mix and tuck-in acquisitions, partially offset by the negative impact of foreign currency translation of 0.3%. Total volume (measured by requisitions) increased by 2.1% (organic volume of 1.2% and acquisition volume of 0.9%). Revenue per requisition increased by 3.5%.

Adjusted operating income (excluding amortization, restructuring and special items) for the quarter was $356.5 million, or 21.5% of net revenue, compared to $337.0 million, or 21.4%, in the second quarter of 2015. The increase was primarily due to price, mix, organic volume, tuck-in acquisitions and the Company’s LaunchPad business process improvement initiative, partially offset by personnel costs. LaunchPad remains on track to deliver net savings of $150 million through the three-year period ending in 2017.

Covance Drug Development
Net revenue for the quarter was $722.4 million, an increase of 12.2% over last year’s $643.7 million. The increase in net revenue was primarily due to broad-based demand, partially offset by the negative impact of foreign currency translation of approximately 70 basis points. Excluding the impact from currency and the expiration of the Sanofi site support agreement, net revenue increased 16.4% year over year.

Adjusted operating income (excluding amortization, restructuring and special items) was $107.7 million, or 14.9% of net revenue, compared to $89.9 million, or 14.0%, in the second quarter of 2015. The increase was primarily due to strong revenue growth and cost synergies, partially offset by the expiration of the Sanofi site support agreement and personnel costs. The Company remains on track to deliver cost synergies of $100 million related to the acquisition of Covance through the three-year period ending in 2017.

During the quarter, net orders (gross orders less cancellations and reductions) were $818 million, representing a net book-to-bill of 1.13, and a trailing twelve month net book-to-bill of 1.17.

Outlook for 2016
The following updated guidance assumes foreign exchange rates effective as of June 30, 2016 for the remainder of the year:

Net revenue growth of 9.5% to 10.5% over 2015 net revenue of $8.51 billion, which includes the impact from approximately 50 basis points of negative currency. This is an increase from prior guidance of 8.5% to 10.5%, which included approximately 40 basis points of negative currency.

•
Net revenue growth in LabCorp Diagnostics of 4.5% to 5.5% over 2015 pro forma revenue of $6.21 billion, which includes the impact from approximately 10 basis points of negative currency. This is an increase from prior guidance of 4.0% to 5.5%, which included approximately 20 basis points of negative currency.

•
Net revenue growth in Covance Drug Development of 7.0% to 9.0% over 2015 pro forma revenue of $2.63 billion, which includes the impact from approximately 110 basis points of negative currency. This is an increase from prior guidance of 6.0% to 9.0%, which included approximately 50 basis points of negative currency. Excluding the impact from currency and the expiration of the Sanofi site support agreement, net revenue is expected to increase approximately 11% to 13%.

•	Adjusted EPS of $8.60 to $8.95, versus prior guidance of $8.55 to $8.95, and as compared to $7.91 last year.

•	Free cash flow (operating cash flow less capital expenditures) of $900 million to $950 million, an increase of approximately 24% to 31% over the prior year, unchanged from prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing its Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 43356831. A telephone replay of the call will be available through August 3, 2016 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 43356831. A live online broadcast of LabCorp’s quarterly conference call on July 27, 2016 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 26, 2016.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

- End of Text -
- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Net revenue	$2,382.0	$2,218.7	$4,677.2	$3,991.0
Reimbursable out-of-pocket expenses	48.7	50.4	121.5	71.3
Total revenues	2,430.7	2,269.1	4,798.7	4,062.3

Net cost of revenue	1,555.2	1,446.0	3,073.1	2,593.2
Reimbursable out-of-pocket expenses	48.7	50.4	121.5	71.3
Total cost of revenues	1,603.9	1,496.4	3,194.6	2,664.5

Gross profit	826.8	772.7	1,604.1	1,397.8

Selling, general and administrative expenses	408.0	390.5	819.9	832.8
Amortization of intangibles and other assets	45.3	44.6	89.6	75.7
Restructuring and other special charges	6.6	14.3	25.8	33.6

Operating income	366.9	323.3	668.8	455.7

Other income (expense):
Interest expense	(53.5)	(57.9)	(108.0)	(162.2)
Equity method income, net	1.9	2.9	3.3	5.6
Investment income	0.4	0.3	0.9	0.9
Other, net	(2.4)	(2.3)	4.3	(1.2)
Earnings before income taxes	313.3	266.3	569.3	298.8

Provision for income taxes	114.8	96.2	210.3	125.3

Net earnings	198.5	170.1	359.0	173.5
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)	(0.6)	(0.6)
Net earnings attributable to Laboratory Corporation of America Holdings	$198.2	$169.8	$358.4	$172.9

Basic earnings per common share	$1.94	$1.69	$3.52	$1.80

Diluted earnings per common share	$1.91	$1.66	$3.46	$1.76

Weighted average basic shares outstanding	102.2	100.7	101.9	96.3

Weighted average diluted shares outstanding	103.9	102.5	103.7	98.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2016	2015
ASSETS:

Current assets:
Cash and cash equivalents	$639.6	$716.4
Accounts receivable, net of allowance for doubtful accounts of $245.3 and $217.0 at June 30, 2016 and December 31, 2015, respectively	1,314.4	1,217.9
Unbilled services	203.3	156.6
Supplies inventory	189.6	191.0
Prepaid expenses and other	297.2	339.3
Total current assets	2,644.1	2,621.2

Property, plant and equipment, net	1,741.9	1,747.4
Goodwill	6,218.3	6,191.9
Intangible assets, net	3,357.9	3,332.4
Joint venture partnerships and equity method investments	61.7	58.2
Deferred income tax assets	2.0	2.3
Other assets, net	173.1	150.0
Total assets	$14,199.0	$14,103.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$443.5	$497.4
Accrued expenses and other	565.4	633.1
Unearned revenue	175.3	146.1
Current portion of long-term debt	87.4	423.9
Total current liabilities	1,271.6	1,700.5

Long-term debt, less current portion	5,967.6	5,940.3
Deferred income taxes and other tax liabilities	1,310.6	1,260.6
Other liabilities	320.3	323.1
Total liabilities	8,870.1	9,224.5

Commitments and contingent liabilities	—	—
Noncontrolling interest	15.9	14.9

Shareholders' equity:
Common stock	12.1	12.0
Additional paid-in capital	2,088.1	1,974.5
Retained earnings	4,581.4	4,223.0
Less common stock held in treasury	(1,011.2)	(978.1)
Accumulated other comprehensive loss	(357.4)	(367.4)
Total shareholders' equity	5,313.0	4,864.0
Total liabilities and shareholders' equity	$14,199.0	$14,103.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$198.5	$170.1	$359.0	$173.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	125.4	117.6	247.8	219.9
Stock compensation	25.8	27.7	57.6	54.0
(Gain) loss on sale of assets	0.5	1.2	(7.9)	(0.1)
Accreted interest on zero-coupon subordinated notes	0.4	0.5	0.9	1.0
Cumulative earnings less than (in excess of) distributions from equity affiliates	(0.1)	(1.4)	0.1	(2.6)
Asset impairment	—	—	—	14.8
Deferred income taxes	25.1	(22.3)	43.3	(4.9)
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	6.2	(13.5)	(99.6)	(53.8)
(Decrease) increase in unbilled services	(35.7)	0.8	(50.4)	(24.7)
Decrease in inventories	(1.8)	5.3	0.6	9.5
Decrease in prepaid expenses and other	25.9	22.6	3.4	14.9
Increase (decrease) in accounts payable	(20.2)	15.1	(54.3)	(33.8)
Increase (decrease) in unearned revenue	12.9	(11.5)	32.7	2.6
Increase (decrease) in accrued expenses and other	(19.3)	84.5	(66.6)	(60.5)
Net cash provided by operating activities	343.6	396.7	466.6	309.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(67.0)	(69.1)	(138.4)	(102.9)
Proceeds from sale of assets	18.8	0.2	21.3	0.5
Proceeds from sale of investment	—	—	12.7	8.0
Investments in equity affiliates	(7.8)	(1.2)	(9.9)	(4.8)
Acquisition of businesses, net of cash acquired	(50.8)	(62.2)	(144.1)	(3,684.4)
Net cash used for investing activities	(106.8)	(132.3)	(258.4)	(3,783.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	—	2,900.0
Proceeds from term loan	—	—	—	1,000.0
Payments on term loan	—	(85.0)	—	(160.0)
Proceeds from revolving credit facilities	—	—	—	60.0
Payments from revolving credit facilities	—	(60.0)	—	(60.0)
Proceeds from bridge loan	—	—	—	400.0
Payments on bridge loan	—	—	—	(400.0)
Payment on senior notes	(325.0)	—	(325.0)	(250.0)
Payments on zero-coupon subordinated notes	(13.7)	—	(13.7)	—
Payment of debt issue costs	—	0.4	—	(36.7)
Payments on long-term lease obligations	(1.5)	(1.0)	(3.0)	(2.2)
Noncontrolling interest distributions	(0.3)	—	(1.6)	—
Deferred acquisition costs	4.0	(0.1)	(5.8)	(0.1)
Tax benefits adjustments related to stock based compensation	5.9	1.4	10.5	3.9
Net proceeds from issuance of stock to employees	28.8	25.5	40.7	56.0
Net cash (used for) provided by financing activities	(301.8)	(118.8)	(297.9)	3,510.9
Effect of exchange rate changes on cash and cash equivalents	8.3	27.0	12.9	1.9
Net (decrease) increase in cash and cash equivalents	(56.7)	172.6	(76.8)	39.0
Cash and cash equivalents at beginning of period	696.3	446.4	716.4	580.0
Cash and cash equivalents at end of period	$639.6	$619.0	$639.6	$619.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended June 30,		Six Month Ended June 30,
	2016	2015	2016	2014

LabCorp Diagnostics
Net Revenue	$1,659.7	$1,575.0	$3,250.3	$3,058.3
Adjusted Operating Income	$356.5	$337.0	$666.8	$626.7
Adjusted Operating Margin	21.5%	22.0%	20.5%	20.5%

Covance Drug Development
Net Revenue	$722.4	$643.7	$1,425.5	$1,268.3
Adjusted Operating Income	$107.7	$89.9	$211.0	$164.1
Adjusted Operating Margin	14.9%	14.0%	14.8%	12.9%

Consolidated
Net Revenue	$2,382.0	$2,218.7	$4,675.6	$4,326.7

Adjusted Segment Operating Income	$464.2	$426.9	$877.8	$790.8
Unallocated corporate expense	(37.5)	(35.9)	(75.6)	(67.3)
Consolidated Adjusted Operating Income	$426.7	$391.0	$802.2	$723.5
Adjusted Operating Margin	17.9%	17.6%	17.2%	16.7%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts as well as the consolidated amounts are non-GAAP measures. The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of inter-segment transaction eliminations. See the subsequent footnotes for discussion of the adjustments made for presentation purposes.

Q2 2016 Notes to Condensed Combined Non-GAAP Pro Forma Segment Information

1)
The Condensed Combined Non-GAAP Pro Forma Segment Information for the periods ended June 30, 2016 and 2015 is presented for the sole purpose of helping the reader understand the segment presentation of the Company for the periods ended June 30, 2016 and 2015 as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical LabCorp and Covance financial information and does not reflect what the Company’s actual results of operations were for the periods ended June 30, 2016 and 2015, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostics segment includes historical LabCorp business units, excluding its clinical trials operations (which are part of the Covance Drug Development segment), and including the nutritional chemistry and food safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its nutritional chemistry and food safety operations (which are part of the LabCorp Diagnostics segment), and including the LabCorp clinical trials operations. Unallocated corporate expenses represent general management and administrative expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
The following table reconciles operating income, as reported by the Company and by Covance Inc. in their separate filings on Form 10-Q for the three- and six-month periods ended June 30, 2016 and 2015 and the Company’s operating income that is expected to be reported in its Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 2016 and 2015, to total adjusted operating income as presented below:

(Dollars in Millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Covance Inc. - pre-acquisition operating income as reported	$—	$—	$—	$—

Operating loss of Covance Inc. for the period January 1, 2015 through February 19, 2015, prepared on its historical basis of accounting	—	—	—	(24.3)
Add-back restructuring costs and asset impairments	—	—	—	0.9
Acquisition-related costs	—	—	—	53.7
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$—	$—	$—	$30.3

LabCorp - operating income, as reported	$366.9	$323.3	$668.8	$455.7
Acquisition-related costs	4.5	2.9	7.3	116.6
Restructuring and other special charges	6.6	14.3	25.8	33.6
Consulting fees and executive transition expenses	0.4	5.9	4.6	11.6
Wind-down of minimum volume contract operations	1.1	—	2.7	—
Project LaunchPad system implantation costs	1.9	—	3.4	—
Amortization of intangibles and other assets	45.3	44.6	89.6	75.7
LabCorp - adjusted operating income	$426.7	$391.0	$802.2	$693.2

Total Consolidated Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$426.7	$391.0	$802.2	$723.5

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Adjusted Operating Income
Operating Income	$366.9	$323.3	$668.8	$455.7
Acquisition-related costs	4.5	2.9	7.4	116.6
Restructuring and other special charges	6.6	14.3	25.8	33.6
Consulting fees and executive transition expenses	0.4	5.9	4.5	11.6
Wind-down of minimum volume contract operations	1.1	—	2.7	—
Project LaunchPad system implantation costs	1.9	—	3.4	—
Amortization of intangibles and other assets	45.3	44.6	89.6	75.7
Adjusted operating income	$426.7	$391.0	$802.2	$693.2

Adjusted EPS
Diluted earnings per common share	$1.91	$1.66	$3.46	$1.76
Restructuring and special items	0.10	0.14	0.28	1.58
Amortization expense	0.30	0.29	0.59	0.51
Adjusted EPS	$2.31	$2.09	$4.33	$3.85

Free Cash Flow
Net cash provided by operating activities	$343.6	$396.7	$466.6	$309.8
Less: capital expenditures	(67.0)	(69.1)	(138.4)	(102.9)
Free cash flow	$276.6	$327.6	$328.2	$206.9

Free Cash Flow, Excluding Acquisition Related Charges
Net cash provided by operating activities	$343.6	$396.7	$466.6	$309.8
Add back: Acquisition-related charges	—	—	—	153.5
Net cash provided by operating activities, excluding acquisition-related charges	$343.6	$396.7	$466.6	$463.3
Less: Capital expenditures	(67.0)	(69.1)	(138.4)	(102.9)
Free cash flow, excluding acquisition-related charges	$276.6	$327.6	$328.2	$360.4

1)
During the second quarter of 2016, the Company recorded net restructuring and special items of $6.6 million. The charges included $4.5 million in severance and other personnel costs along with $4.6 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $2.2 million in unused facility-related costs and $0.3 million in unused personnel costs. The Company incurred additional legal and other costs of $1.1 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $4.0 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $0.5 million in short-term equity retention arrangements relating to the acquisition of Covance and $0.4 million of accelerated equity compensation relating to the retirement of a Company executive and incurred $1.9 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses). In conjunction with certain international legal entity tax structuring, the Company recorded a one-time tax liability of $1.1 million. The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2016, by $10.6 million and diluted earnings per share by $0.10 ($10.6 million divided by 103.9 million shares).

During the first quarter of 2016, the Company recorded net restructuring and other special charges of $19.2 million. The charges included $4.5 million in severance and other personnel costs along with $17.0 million in costs associated with facility closures and general integration initiatives. A substantial portion of these costs relate to the planned closure of duplicative data center operations. The Company reversed previously established reserves of $2.3 million in unused severance reserves primarily as the result of selling one of its minimum volume contract facilities to a third party. The Company incurred additional legal and other costs of $1.6 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $1.7 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.2 million in short-term equity retention arrangements relating to the acquisition of Covance and $4.1 million of accelerated equity compensation relating to the announced retirement of a Company executive (all recorded in selling, general and administrative expenses). In addition, the Company incurred $1.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative.

The after tax impact of these charges decreased net earnings for the six months ended June 30, 2016, by $29.6 million and diluted earnings per share by $0.28 ($29.6 million divided by 103.7 million shares).

2)
During the second quarter of 2015, the Company recorded net restructuring and special items of $14.3 million. The charges included $6.3 million in severance and other personnel costs along with $8.6 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.6 million in unused facility-related costs. The Company also recorded $5.9 million in consulting expenses (recorded in selling, general and administrative) relating to fees incurred as part of its LaunchPad business process improvement initiative as well as Covance integration costs. In addition, the Company recorded $2.9 million in short-term equity retention arrangements relating to the acquisition of Covance. The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2015, by $14.1 million and diluted earnings per share by $0.14 ($14.1 million divided by 102.5 million shares).

During the first quarter of 2015, the Company recorded net restructuring and other special charges of $19.3 million. The charges included $3.2 million in severance and other personnel costs along with $1.3 million in costs associated with facility closures and general integration initiatives. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $6.0 million of consulting expenses relating to fees incurred as part of its LaunchPad business process improvement initiative.

The Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction (all in SG&A in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in SG&A in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the six months ended June 30, 2015, by $154.8 million and diluted earnings per share by $1.58 ($154.8 million divided by 98.1 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended June 30, 2016 and 2015, intangible amortization was $45.3 million and $44.6 million, respectively ($30.9 million and $30.1 million net of tax, respectively) and decreased EPS by $0.30 ($30.9 million divided by 103.9 million shares) and $0.29 ($30.1 million divided by 102.5 million shares), respectively. For the six months ended June 30, 2016 and 2015, intangible amortization was $89.6 million and $75.7 million, respectively ($61.0 million and $50.4 million net of tax, respectively) and decreased EPS by $0.59 ($61.0 million divided by 103.7 million shares) and $0.51 ($50.4 million divided by 98.1 million shares), respectively.

4)
During the first quarter of 2015, the Company's operating cash flows were reduced due to payment of $153.5 million in acquisition-related charges. These payments were comprised of $75.5 million in legal and advisor fees, $40.6 million in accelerated Covance employee equity awards, and $37.4 million in make-whole payments triggered by calling Covance private placement notes outstanding at the time of the transaction.

###